Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-281130

J.P. Morgan ABS Conference August 25, 2025 2025 Ford F - 150 Platinum Plus

Free Writing Prospectus U.S. RETAIL SECURITIZATION Registration Statement No. 333 - 281130 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1 - 313 - 594 - 3495. 1

Originations and Share ▪ Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles ▪ 2Q25 YTD Retail originations volume decreased YoY, primarily reflecting lower subvened - APR contracts ▪ 2Q25 YTD Financing Share decreased YoY, primarily reflecting changes to Ford’s marketing programs U.S. RETAIL SECURITIZATION 668 514 485 627 637 329 208 2020 2021 2022 2023 2024 2Q24 YTD 2Q25 YTD 57% 48% 41% 52% 54% 57% 37% 2020 2021 2022 2023 2024 2Q24 YTD 2Q25 YTD Number of Retail Receivables Originated (000) Financing Share* Retail Installment and Lease Avg. # of Contracts Outstanding (000) 2,132 2,010 1,865 1,882 1,986 1,968 1,969 * Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales) 2

Structure Overview • Senior/subordinate, sequential pay structure • Credit enhancement largely consistent over the life of the program: - Subordination of junior notes - Cash reserve - Excess spread (used to build target overcollateralization) • Overcollateralization (OC) builds to a target amount - Available funds pay the Class A1 notes in full (“turbo”) and target OC amount is reached before any funds are released to the residual interest • Target OC is the sum of: - Yield supplemental overcollateralization (YSOC) - 2.0% of initial adjusted pool balance Initial Class A Hard Credit Enhancement 95.00% Class A notes (“AAA”) 3.00% Class B notes (“AA”) 2.00% Class C notes (“A”) 0.25% Reserve Account Excess Spread % of Initial Adjusted Pool Balance Initial Overcollateralization 0.00% Total Initial Class A Hard Credit Enhancement 5.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.30% 0.30% 0.25% 0.25% 0.25% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.30% 5.30% 5.25% 5.25% 5.25% 2025-A 2024-B 2024-A 2023-C 2023-B 2023-A 2022-D 2022-C 2022-B 2022-A 2021-A Reserve Initial Overcollateralization U.S. RETAIL SECURITIZATION 3

Secret Securitization Pool Metrics U.S. RETAIL SECURITIZATION 21.1 21.4 17.2 21.7 21.1 17.5 19.6 18.4 22.1 18.6 21.8 22.0 22.3 18.8 20.0 20.4 25.3 Commercial Use (%) 13 13 13 11 10 8 8 5 4 5 5 4 4 3 3 3 2 49 50 49 50 52 51 48 53 54 51 52 56 55 50 51 51 54 38 37 38 39 38 40 44 42 42 44 43 40 41 46 46 46 43 Car Light Truck Utility Car / Light Truck / Utility (%) 88 89 89 88 88 92 92 92 92 90 88 88 90 91 93 94 94 12 11 11 12 12 8 8 8 8 10 12 12 10 9 7 6 6 New Used New / Used (%) Weighted Average FICO at Origination 738 736 740 743 744 736 734 745 746 744 745 745 748 754 756 755 755 716 715 720 723 724 723 719 724 724 719 720 721 722 725 732 735 734 Original Term > 60 Mos. 4

Secret Securitization Pool Metrics (Cont’d) U.S. RETAIL SECURITIZATION Subvened - APR Receivables (%) 68.3 69.3 72.6 71.0 70.1 76.0 72.8 71.8 69.1 65.8 62.9 63.6 67.2 74.3 76.5 77.2 75.2 Original Term > 60 Mos. by Principal Balance (%) 56.4 57.3 61.2 57.7 57.6 69.8 67.0 58.1 53.6 51.3 51.5 54.6 52.8 50.7 51.4 55.6 53.1 4.8 5.0 5.7 6.2 6.6 7.0 12.4 12.8 11.2 9.3 8.8 9.4 % Original Term >75 Mos. Weighted Average Loan - to - Value (%) 98.8 99.0 98.9 98.4 98.1 101.8 101.0 99.6 100.3 100.4 100.6 101.4 100.9 98.8 98.9 99.7 100.2 Weighted Average Payment - to - Income (%) 8.7 8.7 8.8 8.7 8.9 9.1 9.2 9.1 9.0 9.1 9.2 9.5 9.7 9.8 9.7 9.6 9.6 5

Securitization Pool Metrics (Cont’d) U.S. RETAIL SECURITIZATION Powertrain (%) 91.04% 89.85% 89.11% 87.46% 87.24% 86.85% 86.33% 6.35% 6.19% 6.67% 6.81% 7.01% 7.07% 6.98% 2.62% 3.96% 4.22% 5.73% 5.75% 6.08% 6.68% Internal Combustion Hybrid Electric* Battery Electric * Includes vehicles with a plug - in hybrid electric power source 6